Exhibit 99.1

FOR IMMEDIATE RELEASE: FEBRUARY 3, 2009

LEGGETT & PLATT ANNOUNCES 2008 RESULTS

Carthage, MO, February 3 —

•	4Q loss of $.11 per share; sales were $883 million, 15% lower than in prior year.

•	4Q adjusted EPS from Continuing Operations of $.03, excluding unusual items.

•	Full year earnings of $.62 per share; sales were $4.08 billion, 4% lower than in the prior year.

•	Full year adjusted EPS from Continuing Operations of $.88, excluding unusual items.

•	2008 cash flow from operations of $436 million; in addition, divestiture proceeds exceeded $400 million.

•	2009 EPS guidance for Continuing Operations of $.60—$1.00, on $3.2-3.6 billion of sales.

Diversified manufacturer Leggett & Platt reported a fourth quarter loss per diluted share of $.11. Earnings from Continuing Operations, adjusted to exclude restructuring-related costs and unusual items, were $.03 per share (see reconciliation below). In the fourth quarter of 2007, adjusted earnings from Continuing Operations were $.21 per share. The year-over-year reduction in quarterly earnings was primarily due to lower unit sales volumes, even lower production volumes (reflecting the company’s efforts to reduce inventory levels), and lack of overhead recovery.

Fourth quarter sales from Continuing Operations were $883 million, 15% lower than last year’s sales of $1.04 billion, due to extremely weak market demand. Significant unit volume declines were partially offset by inflation-related price increases.

Fourth quarter cash flow from operations was $233 million, the highest level in more than a decade. Inventory reduction contributed significantly to cash flow, and should continue to do so into the first part of 2009.

	Fourth Quarter		Full Year
	2008	2007	2008	2007
$/share:
Continuing Operations, adjusted	.03	.21	.88	1.19
Restructuring-related costs	(.11)	(.07)	(.14)	(.10)
Fixture & Display goodwill impairment	—	(.69)	—	(.67)
Customer-related reserves	(.07)	—	(.07)	—
Other items	.10	(.12)	.06	(.09)

Continuing Operations, as reported	(.05)	(.67)	.73	.33

Discontinued operations	(.06)	(.54)	(.11)	(.39)

EPS, as reported	(.11)	(1.21)	.62	(.06)

Diluted Shares, millions	161.8	175.4	168.2	179.8

Sales, Continuing Operations, $m	883	1,040	4,076	4,250

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Full Year Financial Results

Full year reported EPS was $.62. Per share adjusted earnings from Continuing Operations decreased from $1.19 in 2007 to $.88 in 2008, primarily due to extremely weak market demand. Full year sales from Continuing Operations decreased 4% to $4.08 billion; unit volume declined roughly 10% for the year, but was partially offset by inflation.

The company generated $436 million of cash from operations during 2008, and also realized after-tax proceeds of more than $400 million from divestitures. Major uses of cash included $283 million to fund dividends and capital requirements, $291 million (net) to purchase Leggett stock, and $276 million to reduce debt. Net debt to net capital was 28.4% at year end, below the company’s 30%-40% target level.

Strategic Progress Amid Economic Turmoil

President and CEO David S. Haffner commented on 2008 results, “In November 2007 we unveiled plans to significantly change the strategies that drive our company. Chief among those changes was the adoption of Total Shareholder Return (TSR1) as the company’s primary strategic objective. We set a goal to consistently achieve TSR within the top  1/3 of the S&P 500, which we believe will require average TSR of 12-15% per year. For 2008 we posted TSR of negative 7%2, well shy of our goal; however, our TSR performance ranked in the top 10% of the S&P 500 companies, and was significantly better than the negative 37% TSR for the S&P 500 collectively. We strongly believe that our TSR would have been much lower had we not implemented, and made significant progress on, the strategy we announced in 2007.”

“The weakened economy has resulted in dreadful market demand, with fourth quarter unit volumes down more than 20%. Consumers have significantly curtailed spending, fearing further market declines, unavailable credit, and / or job losses. It appears that these demand levels could persist for some time. Accordingly, during the quarter we reduced Continuing Operations’ headcount by 9% (from 22,600 to 20,600 employees), closed certain facilities, and worked short shifts. Importantly, we are not sacrificing long-term opportunities, we remain committed to innovation and new product development, and have not reduced our spending in these critical areas.”

Haffner continued, “Despite the economy’s woes, we made noticeable progress on our strategic initiatives and efforts to position the company for the long-term. A little over one year ago we committed to divest some operations, restrain spending, raise the dividend, and buy back our stock. We accomplished those objectives, and more:

•	Divested 5 business units and received after-tax cash proceeds in excess of $400 million.

•	Contracted the Store Fixtures business unit to a more profitable core, roughly half of its size two years ago.

•	Reduced by 50% our annual combined spending on capital and acquisitions.

•	Increased our annual dividend by 39%, and bought back 9% of our outstanding shares of stock.

•	Implemented an annual, formal, rigorous strategic planning process at the business unit level.

“We fell short of our goals in one key area: margin improvement. Collectively, our Continuing Operations, adjusted to exclude unusual items, posted an EBIT margin that declined versus 2007. To a significant extent, this was due to reduced demand in our markets; even so, it is imperative that we aggressively pursue and deliver higher margins as part of our drive to improve returns.”

Strong Financial Position

Leggett & Platt is well situated to weather the current challenging economic environment, even if it lasts for an extended period. The company is in an extremely strong financial position with: i) more than $500 million available under its existing commercial paper program and revolver facility, ii) net debt-to-capital below the company’s long-term target, and iii) no significant long-term debt maturing until 2012.

The company expects, even under current market conditions, to continue to fund both capital expenditures and quarterly dividends from operating cash flow.

[1]	TSR = (Change in Stock Price + Dividends Received) / Beginning Stock Price
[2]	2008 TSR = ( [15.19 – 17.44] + 1.00) / 17.44 = negative 7%

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Dividend and Stock Repurchases

2008 marked the 37th consecutive annual dividend increase for Leggett, with a compound annual growth rate of over 14% during that period. At yesterday’s closing share price of $12.25, the indicated annual dividend of $1.00 per share generates a dividend yield of 8.2%.

During the fourth quarter, the company repurchased 1.6 million shares of its stock at an average price of $15.56 per share, bringing the 2008 total purchases to 15.8 million shares. The company issued 2.9 million shares through its benefit plans during the year. As a result, during 2008 shares outstanding declined 12.9 million, to 155.8 million shares.

2009 Outlook: $.60 to $1.00 EPS

During 2009 the company intends to complete the remediation of underperforming facilities, improve capacity utilization, reduce overhead, constrain spending, and focus on generating cash flow. Earnings per share (from Continuing Operations) for the full year 2009 are expected to be $.60 - $1.00. Earnings improvements, versus the earnings of 2008, should come from improved capacity utilization, closure of poorly-performing operations, reduced overhead spending, and lower commodity costs.

Quarterly earnings will be highly variable. The first half of 2009 is expected to be negatively impacted by steel deflation (as the company adjusts inventory valuation and selling prices to reflect lower steel costs). This impact should be offset for the year by LIFO income; Leggett is forecasting about $50 million of LIFO income for the full year, and anticipates recognizing approximately $12.5 million in each quarter. As a result of the expected mismatch in timing of these two offsetting items, first half 2009 earnings (and especially 1Q earnings) should be much lower than second half earnings.

Full year sales (from Continuing Operations) are projected to be $3.2–3.6 billion, or 12%–22% lower than in 2008. This decrease reflects continuation of the extremely weak market demand, deflation, and elimination of Fixture & Display volumes with unacceptable margins.

Despite significantly increasing the dividend, reducing the company’s size, and enduring significant market demand contraction, Leggett expects 2009 cash requirements for dividends (approximately $155 million) and capital expenditures (about $100 million) to be funded solely from operating cash flow, which is anticipated to exceed $300 million. The company still intends to use excess cash flow primarily to repurchase shares of its stock; however, the company may complete those purchases at a slower pace than previously anticipated, depending on the outlook for the economy. As a reminder, management has a standing authorization from the Board of Directors to purchase up to 10 million shares annually.

Sales growth will not be a critical objective for the near future; however, over the long term the company anticipates 4-5% annual sales growth. EBIT margin should gradually increase to our 11% target, but not by 2010 (as previously expected) unless market demand improves rapidly.

LIFO Expense

All of Leggett’s segments use the FIFO (first-in, first-out) method for valuing inventories. An adjustment is made at the corporate level to convert about 60% of the inventories to the LIFO (last-in, first-out) method. Steel price increases in 2008 were significant, resulting in an adjustment, or LIFO expense, of $62 million for the full year (for Continuing Operations), which contrasts with $1 million of LIFO income in 2007. Earnings for the fourth quarter reflect a LIFO expense of $27.1 million, compared to LIFO expense of $2.7 million in 4Q 2007.

SEGMENT RESULTS – Fourth Quarter 2008 (versus 4Q 2007)

Residential Furnishings – Total sales from Continuing Operations decreased $74 million, or 14%, with same location sales off by 12%. Extremely weak market demand more than offset inflation-related price increases and market share gains in specific product categories. EBIT (earnings before interest and income taxes) from Continuing Operations decreased $23 million, primarily due to lower unit volumes and higher restructuring-related costs.

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Commercial Fixturing & Components – Total sales from Continuing Operations decreased $50 million, or 27%, due to reduced capital spending by retailers, the company’s decision in Store Fixtures to walk away from sales with unacceptable profit margins, and market softness in office furniture components. EBIT from Continuing Operations increased significantly due to non-recurrence of last year’s goodwill impairment charges, which totaled $143 million. Weak market demand negatively impacted fourth quarter EBIT.

Industrial Materials – Total sales increased $24 million, or 13%, as a result of the pass through of higher steel costs. This improvement was partially offset by continued weakness in the majority of the segment’s end markets. EBIT increased $8 million primarily due to higher sales and operating improvements.

Specialized Products – Total sales from Continuing Operations decreased $40 million, or 20%. Weak global demand in all parts of the segment – automotive, machinery, and commercial vehicle products – led to the decline. EBIT from Continuing Operations declined $14 million due to lower sales, higher restructuring-related costs, and higher steel costs.

SEGMENT RESULTS – Full Year 2008 (versus 2007)

Residential Furnishings – Total sales from Continuing Operations decreased $134 million, or 6%, due to weak market demand; this was partially offset by inflation and market share gains. EBIT from Continuing Operations decreased $24 million, primarily due to lower unit volumes and higher restructuring-related costs, partially offset by operating improvement in certain locations.

Commercial Fixturing & Components – Total sales from Continuing Operations decreased $126 million, or 15% for the year due to reduced capital spending by retailers, the company’s decision in Store Fixtures to walk away from sales with unacceptable profit margins, and market softness in office furniture components. EBIT from Continuing Operations increased significantly due to non-recurrence of last year’s goodwill impairment charges. Weak market demand negatively impacted full year EBIT.

Industrial Materials – Total sales from Continuing Operations increased $191 million, or 25%, from the pass through of higher steel costs and increased sales of steel billets, partially offset by weak market demand. EBIT increased $41 million as a result of higher sales and operating improvements.

Specialized Products – Total sales from Continuing Operations decreased $33 million, or 5%. EBIT from Continuing Operations decreased $24 million primarily due to lower sales, higher restructuring-related costs, and higher steel costs.

Conference Call

Management will discuss these results in a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on February 4. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (303) 262-2175; there is no passcode. First quarter results will be released after the market closes on Wednesday, April 22, 2009, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in most homes, offices, and automobiles. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 125-year-old firm is comprised of 20 business units, 20,000 employee-partners, and more than 160 manufacturing facilities located in 18 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) components for office furniture; c) drawn steel wire; d) automotive seat support and lumbar systems; e) carpet underlay; f) adjustable beds; and g) bedding industry machinery for wire forming, sewing and quilting.

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FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President of Strategy and Investor Relations

Susan R. McCoy, Director of Investor Relations

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LEGGETT & PLATT	February 3, 2009

RESULTS OF OPERATIONS	FOURTH QUARTER			YEAR TO DATE
(In millions, except per share data)	2008	2007	Change	2008	2007	Change
Net sales (from continuing operations)	$882.5	$1,039.7	(15)%	4,076.1	$4,250.0	(4)%
Cost of goods sold	771.9	863.0		3,384.9	3,454.2

Gross profit	110.6	176.7		691.2	795.8
Selling & administrative expenses	106.2	110.0	(3)%	423.2	429.7	(2)%
Amortization	6.0	6.7		24.5	23.3
Other expense (income), net	15.6	152.8		15.8	151.9

Earnings before interest and taxes	(17.2)	(92.8)		227.7	190.9	19%
Interest expense	10.1	15.5		48.4	58.6
Interest income	2.0	3.2		8.7	9.5

Earnings before income taxes	(25.3)	(105.1)		188.0	141.8
Income taxes	(17.1)	12.3		65.1	82.4

Net earnings from continuing operations	(8.2)	(117.4)		122.9	59.4
Discontinued operations, net of tax [1]	(9.8)	(95.2)		(18.5)	(70.6)

Net earnings	$(18.0)	$(212.6)		$104.4	$(11.2)

Earnings per diluted share
From continuing operations	$(0.05)	$(0.67)		$0.73	$0.33
From discontinued operations	$(0.06)	$(0.54)		$(0.11)	$(0.39)
Net earnings per diluted share	$(0.11)	$(1.21)		$0.62	$(0.06)
Shares outstanding
Common stock (at end of period)	155.8	168.7		155.8	168.7
Basic (average for period)	161.8	175.4		168.0	179.4
Diluted (average for period)	161.8	175.4		168.2	179.8

CASH FLOW	FOURTH QUARTER			YEAR TO DATE
(In millions)	2008	2007	Change	2008	2007	Change
Net earnings	$(18.0)	$(212.6)		$104.4	$(11.2)
Depreciation and amortization	34.8	48.4		140.4	183.4
Working capital decrease (increase)	197.2	94.8		50.4	181.7
Asset Impairment	12.4	284.4		44.8	287.1
Other operating activity	6.7	(36.8)		96.2	(27.3)

Net Cash from Operating Activity	$233.1	$178.2	31%	$436.2	$613.7	(29)%
Additions to PP&E	(27.5)	(40.3)	(32)%	(118.3)	(148.8)	(20)%
Purchase of companies, net of cash	(1.0)	(25.6)		(10.3)	(111.3)
Proceeds from asset sales	21.6	6.0		407.6	111.9
Dividends paid	(37.4)	(31.2)		(165.1)	(124.8)
Repurchase of common stock, net	(39.1)	(22.0)		(290.6)	(229.9)
Additions (payments) to debt, net	(189.2)	(48.6)		(275.8)	(34.0)
Other	(7.2)	0.5		(24.4)	(3.3)

Increase (Decr.) in Cash & Equiv.	$(46.7)	$17.0		$(40.7)	$73.5

EBITDA [2]	$16.9	$94.0	(82)%	$380.9	$558.9	(32)%

FINANCIAL POSITION	December 31
(In millions)	2008	2007	Change
Cash and equivalents	$164.7	$205.4
Receivables	550.5	640.2
Inventories	495.0	599.2
Held for sale	31.0	285.0
Other current assets	65.6	104.6

Total current assets	1,306.8	1,834.4	(29)%
Net fixed assets	681.4	726.9
Held for sale	30.2	269.5
Goodwill and other assets	1,143.5	1,241.7

TOTAL ASSETS	$3,161.9	$4,072.5	(22)%

Trade accounts payable	$175.3	$227.6
Current debt maturities	22.4	88.7
Held for sale	7.4	72.4
Other current liabilities	319.1	410.9

Total current liabilities	524.2	799.6	(34)%
Long term debt	851.2	1,000.6	(15)%
Deferred taxes and other liabilities	133.5	138.6
Held for sale	0.0	1.0
Shareholders’ equity	1,653.0	2,132.7	(22)%

Total capitalization	2,637.7	3,272.9

TOTAL LIABILITIES & EQUITY	$3,161.9	$4,072.5

Net Debt to Net Capital [3]	28.4%	28.0%
Return on Equity [4]	5.5%	(0.5)%

[1]

Discontinued operations include: Aluminum Products; Prime Foam, Fibers, Wood Products, Coated Fabrics (formerly in Residential Furnishings); Storage Products, Plastics (formerly in Commercial Fixturing & Components); and the dealer portion of Commercial Vehicle Products (formerly in Specialized Products).

[2]	Earnings Before Interest, Taxes, Depreciation, Amortization, and Impairments. Includes discontinued operations.
[3]

Net Debt = Long Term Debt + Current Debt Maturities – Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities – Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.

[4]	Return on Equity = Trailing Twelve Months Net Earnings / Shareholders’ Equity averaged for start and end of the twelve months.

LEGGETT & PLATT	February 3, 2009

SEGMENT RESULTS [1]	FOURTH QUARTER			YEAR TO DATE
(In millions)	2008	2007	Change	2008	2007	Change
External Sales
Residential Furnishings	$456.3	$529.8	(13.9)%	$2,102.3	$2,238.4	(6.1)%
Commercial Fixturing & Components	135.3	181.6	(25.5)%	696.9	819.8	(15.0)%
Industrial Materials	145.2	136.5	6.4%	658.2	523.1	25.8%
Specialized Products	145.7	191.8	(24.0)%	618.7	668.7	(7.5)%

Total	$882.5	$1,039.7	(15.1)%	$4,076.1	$4,250.0	(4.1)%

Inter-Segment Sales
Residential Furnishings	$3.2	$3.6		$17.5	$15.6
Commercial Fixturing & Components	0.5	4.0		14.4	17.6
Industrial Materials	67.9	52.7		308.0	252.6
Specialized Products	15.6	9.1		63.0	46.3

Total	$87.2	$69.4		$402.9	$332.1

Total Sales
Residential Furnishings	$459.5	$533.4	(13.9)%	$2,119.8	$2,254.0	(6.0)%
Commercial Fixturing & Components	135.8	185.6	(26.8)%	711.3	837.4	(15.1)%
Industrial Materials	213.1	189.2	12.6%	966.2	775.7	24.6%
Specialized Products	161.3	200.9	(19.7)%	681.7	715.0	(4.7)%

Total	$969.7	$1,109.1	(12.6)%	$4,479.0	$4,582.1	(2.3)%

EBIT
Residential Furnishings	$3.0	$25.6	(88)%	$150.7	$174.3	(14)%
Commercial Fixturing & Components	(11.7)	(146.5)	nm	13.8	(104.4)	nm
Industrial Materials	19.8	11.7	69%	95.5	54.6	75%
Specialized Products	1.6	16.0	(90)%	40.7	64.6	(37)%
Intersegment eliminations	(2.8)	3.1		(11.1)	0.7
Change in LIFO reserve	(27.1)	(2.7)		(61.9)	1.1

Total	(17.2)	(92.8)	nm	$227.7	$190.9	19%

EBIT Margin [2]			Basis Pts			Basis Pts
Residential Furnishings	0.7%	4.8%	(410)	7.1%	7.7%	(60)
Commercial Fixturing & Components	(8.6)%	(78.9)%	nm	1.9%	(12.5)%	1440
Industrial Materials	9.3%	6.2%	310	9.9%	7.0%	290
Specialized Products	1.0%	8.0%	(700)	6.0%	9.0%	(300)

Overall from Continuing Operations	(1.9)%	(8.9)%	700	5.6%	4.5%	110

LAST SIX QUARTERS	2007		2008
Selected Figures (restated to exclude discontinued operations)	3Q	4Q	1Q	2Q	3Q	4Q
Trade Sales ($ million)	1,092	1,040	998	1,063	1,132	883
Sales Growth (vs. prior year)	(2.1)%	1.4%	(4.7)%	(0.7)%	3.7%	(15.1)%
EBIT ($ million)	105.1	(92.8)	69.1	80.7	95.1	(17.2)
EBIT Margin	9.6%	(8.9)%	6.9%	7.6%	8.4%	(1.9)%
Net Earnings - continuing operations ($ million)	64.1	(117.4)	39.2	43.5	48.4	(8.2)
Net Margin - continuing operations	5.9%	(11.3)%	3.9%	4.1%	4.3%	(0.9)%
EPS - continuing operations (diluted)	$0.36	$(0.67)	$0.23	$0.25	$0.29	$(0.05)
EBITDA ($ million) [3]	153	94	112	129	123	17
Cash from Operations ($ million) [3]	194	178	53	73	77	233
Net Debt to Net Capital [3]	28%	28%	31%	32%	28%	28%

Same Location Sales (vs. prior year)	3Q	4Q	1Q	2Q	3Q	4Q
Residential Furnishings	(8.6)%	(7.1)%	(11.0)%	(1.2)%	3.1%	(11.9)%
Commercial Fixturing & Components	(3.2)%	(0.7)%	(3.8)%	(15.7)%	(16.1)%	(27.2)%
Industrial Materials	(3.5)%	(2.7)%	7.7%	26.6%	47.1%	12.6%
Specialized Products	11.2%	16.5%	0.7%	0.8%	(0.7)%	(19.7)%
Overall from Continuing Operations	(4.4)%	(1.0)%	(6.2)%	(0.5)%	4.3%	(14.1)%

[1]	Prior years’ results have been restated to exclude discontinued operations.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[3]	These lines include amounts related to discontinued operations. EBITDA excludes impairment charges.

nm = not meaningful

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